_______________________________________________________________________________



                         DIGITAL MICROWAVE CORPORATION

                               EXPORT-IMPORT BANK


                          LOAN AND SECURITY AGREEMENT


_______________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                          Page
1.         DEFINITIONS AND CONSTRUCTION   . . . . . . . . . . . . . . . . . . . . . .        1
           1.1         Definitions  . . . . . . . . . . . . . . . . . . . . . . . . .        1
           1.2         Accounting Terms . . . . . . . . . . . . . . . . . . . . . . .        6

2.         LOAN AND TERMS OF PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . .        7
           2.1         Revolving Advances . . . . . . . . . . . . . . . . . . . . . .        7
           2.2         Overadvances . . . . . . . . . . . . . . . . . . . . . . . . .        7
           2.3         Interest Rates, Payments, and Calculations . . . . . . . . . .        7
           2.4         Crediting Payments . . . . . . . . . . . . . . . . . . . . . .        8
           2.5         Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8
           2.6         Increased Costs  . . . . . . . . . . . . . . . . . . . . . . .        8
           2.7         Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9
           2.8         Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . .        9

3.         CONDITIONS OF LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . .        9
           3.1         Conditions Precedent to Initial Advance  . . . . . . . . . . .        9
           3.2         Conditions Precedent to all Advances . . . . . . . . . . . . .        9

4.         CREATION OF SECURITY INTEREST  . . . . . . . . . . . . . . . . . . . . . .       10
           4.1         Grant of Security Interest . . . . . . . . . . . . . . . . . .       10
           4.2         Delivery of Additional Documentation Required  . . . . . . . .       10
           4.3         Power of Attorney  . . . . . . . . . . . . . . . . . . . . . .       10
           4.4         Right to Inspect . . . . . . . . . . . . . . . . . . . . . . .       10

5.         REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . .       11
           5.1         Due Organization and Qualification . . . . . . . . . . . . . .       11
           5.2         Due Authorization; No Conflict . . . . . . . . . . . . . . . .       11
           5.3         No Prior Encumbrances  . . . . . . . . . . . . . . . . . . . .       11
           5.4         Bona Fide Eligible Accounts  . . . . . . . . . . . . . . . . .       11
           5.5         Merchantable Inventory . . . . . . . . . . . . . . . . . . . .       11
           5.6         Name; Location of Chief Executive Office . . . . . . . . . . .       11
           5.7         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .       11
           5.8         No Material Adverse Change in Financial Statements . . . . . .       11
           5.9         Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
           5.10        Regulatory Compliance  . . . . . . . . . . . . . . . . . . . .       11
           5.11        Environmental Condition  . . . . . . . . . . . . . . . . . . .       12
           5.12        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       12
           5.13        Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .       12
           5.14        Government Consents  . . . . . . . . . . . . . . . . . . . . .       12
           5.15        Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . .       12
           5.16        CoastFed Loan Documents  . . . . . . . . . . . . . . . . . . .       12
           5.17        Ex-Im Guarantee  . . . . . . . . . . . . . . . . . . . . . . .       12

6.         AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . .       12
           6.1         Good Standing  . . . . . . . . . . . . . . . . . . . . . . . .       13
           6.2         Government Compliance  . . . . . . . . . . . . . . . . . . . .       13
           6.3         Financial Statements, Reports, Certificates  . . . . . . . . .       13
           6.4         Inventory; Equipment . . . . . . . . . . . . . . . . . . . . .       14
           6.5         Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14
           6.6         Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .       14
           6.7         Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . .       14
           6.8         CoastFed Loan Documents  . . . . . . . . . . . . . . . . . . .       14

           6.9         Notice in Event of Filing of Action for Debtor's Relief  . . .       15
           6.10        Terms of Sale  . . . . . . . . . . . . . . . . . . . . . . . .       15
           6.11        Assignment of Letter of Credit Proceeds  . . . . . . . . . . .       15
           6.13        Further Assurances . . . . . . . . . . . . . . . . . . . . . .       15

7.         NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
           7.1         Dispositions . . . . . . . . . . . . . . . . . . . . . . . . .       16
           7.2         Change in Business . . . . . . . . . . . . . . . . . . . . . .       16
           7.3         Mergers or Acquisitions  . . . . . . . . . . . . . . . . . . .       16
           7.4         Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .       16
           7.5         Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . .       16
           7.6         Distributions  . . . . . . . . . . . . . . . . . . . . . . . .       16
           7.7         Investments  . . . . . . . . . . . . . . . . . . . . . . . . .       16
           7.8         Transactions with Affiliates . . . . . . . . . . . . . . . . .       16
           7.9         Subordinated Debt  . . . . . . . . . . . . . . . . . . . . . .       16
           7.10        Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . .       16
           7.11        Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .       17
           7.12        CoastFed and Heller Loan Documents . . . . . . . . . . . . . .       17
           7.13        Ex-Im Guarantee  . . . . . . . . . . . . . . . . . . . . . . .       17

8.         EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
           8.1         Payment Default  . . . . . . . . . . . . . . . . . . . . . . .       17
           8.2         Covenant Default; Cross Default  . . . . . . . . . . . . . . .       17
           8.3         Material Adverse Effect  . . . . . . . . . . . . . . . . . . .       17
           8.4         Attachment . . . . . . . . . . . . . . . . . . . . . . . . . .       17
           8.5         Insolvency . . . . . . . . . . . . . . . . . . . . . . . . . .       17
           8.6         Other Agreements . . . . . . . . . . . . . . . . . . . . . . .       18
           8.7         Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . .       18
           8.8         Misrepresentations . . . . . . . . . . . . . . . . . . . . . .       18
           8.9         Ex-Im Guarantee  . . . . . . . . . . . . . . . . . . . . . . .       18

9.         BANK'S RIGHTS AND REMEDIES   . . . . . . . . . . . . . . . . . . . . . . .       18
           9.1         Rights and Remedies  . . . . . . . . . . . . . . . . . . . . .       18
           9.2         Ex-Im Direction  . . . . . . . . . . . . . . . . . . . . . . .       19
           9.3         Ex-Im Notification . . . . . . . . . . . . . . . . . . . . . .       19
           9.4         Accounts Collection  . . . . . . . . . . . . . . . . . . . . .       19
           9.5         Bank Expenses  . . . . . . . . . . . . . . . . . . . . . . . .       19
           9.6         Bank's Liability for Collateral  . . . . . . . . . . . . . . .       20
           9.7         Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . .       20
           9.8         Demand; Protest; Application . . . . . . . . . . . . . . . . .       20

10.        NOTICES      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20

11.        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER   . . . . . . . . . . . . . . .       21

12.        GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . .       21
           12.1        Successors and Assigns . . . . . . . . . . . . . . . . . . . .       21
           12.2        lndemnification  . . . . . . . . . . . . . . . . . . . . . . .       21
           12.3        Time of Essence  . . . . . . . . . . . . . . . . . . . . . . .       21
           12.4        Severability of Provisions; Headings . . . . . . . . . . . . .       21
           12.5        Amendments in Writing  . . . . . . . . . . . . . . . . . . . .       21
           12.6        Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .       21
           12.7        Survival . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
           12.8        Ex-Im Guarantee  . . . . . . . . . . . . . . . . . . . . . . .       22

           This LOAN AND SECURITY AGREEMENT is entered into as of March 21, 1995, by and between BANK OF THE WEST ("Bank") and DIGITAL MICROWAVE CORPORATION ("Borrower").

                                    RECITALS

           Borrower and Bank desire in this Agreement to set forth their agreement with respect to a working capital facility to be guaranteed by Export-Import Bank of the United States.

                                   AGREEMENT

           The parties agree as follows:

           1.          DEFINITIONS AND CONSTRUCTION

                       1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:


                                  "Accounts" means all presently existing and
hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                                  "Advance" or "Advances" means an Advance
under the Revolving Facility.

                                  "Affiliate" means, with respect to any
Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                                  "Availability Date" means the earlier of (i)
twelve (12) months after the date of the first Advance or (ii) February 29, 1996.

                                  "Bank Expenses" means all: reasonable costs
or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, including any costs incurred in relation to opposing or seeking to obtain relief from any stay or restructioning order prohibiting Bank from exercising its rights as a secured party, foreclosing upon or disposing of Collateral, or such related matters; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought. Bank Expenses shall not include the Coast Fee that Bank pays pursuant to the Intercreditor Agreement of even date herewith between Bank and CoastFed Business Credit Corporation.

                                  "Borrower's Account" means a deposit account
maintained by Borrower with Bank upon terms mutually acceptable to Borrower and Bank.

                                  "Borrowing Base" has the meaning set forth in
Section 2.1 hereof.

                                  "Borrower's Books" means all of Borrower's
books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                                  "Business Day" means any day that is not a
Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

                                  "Closing Date" means the date of this
Agreement.

                                  "CoastFed Loan Documents" means the Loan and
Security Agreement between CoastFed Business Credit Corporation and Borrower dated June 25, 1992 as amended from time to time and the instruments and documents executed in connection with that agreement.

                                  "Code" means the California Uniform
Commercial Code.

                                  "Collateral" means the property described on
Exhibit A attached hereto.

                                  "Contingent Obligation" means, as applied to
any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                                  "Contract" means the subcontract between
Siemens, A.G. ("Siemens") and Borrower dated November 16, 1993, which was entered into to fulfill the obligations of Siemens under a contract between Siemens and E-Plus Mobilfunk, GmbH dated November 16,1993.

                                  "Eligible Foreign Accounts" means those
Accounts that arise in the ordinary course of Borrower's business from Borrower's sale of Eligible Foreign Inventory (i) with respect to which the account debtor is not a resident of the United States; (ii) that have been validly assigned and comply with all of Borrower's representations and warranties to Bank; (iii) that are and at all times shall continue to be acceptable to Bank in all respects; and (iv) that have been approved by the Ex-Im Bank under the Ex-Im Guarantee (which approval, as of the date hereof, has been granted only with respect to Accounts arising out of the Contract); provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon notification thereof to the Borrower in accordance with the provisions hereof. Eligible Foreign Accounts shall not include the following:

                                  (a)        Accounts that the account debtor
has failed to pay within ninety (90) days of the original date of the invoice;

                                  (b)        Unless pre-approved by Bank,
Accounts on which payment is due more than thirty (30) days after the original date of the invoice (Bank acknowledges that the Contract has been pre-approved);

                                  (c)        Accounts with respect to which the
account debtor is an officer, employee, or agent of Borrower;

                                  (d)        Accounts with respect to which the
account debtor is an Affiliate of Borrower;

                                  (e)        Accounts with respect to which
Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of Borrower's liability to such account debtor;

                                  (f)        Accounts with respect to which the
account debtor disputes liability or makes any claim with respect thereto (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                                  (g)        Accounts with respect to which the
account debtor is located in any country in which Ex-Im Bank is prohibited from doing business;

                                  (h)        Accounts generated by the sale of
Products purchased for military purposes; and

                                  (i)        Accounts the collection of which
Bank determines after reasonable inquiry to be doubtful.

                                  "Eligible Foreign Inventory" means Inventory
held by Borrower in the United States in connection with satisfaction of Borrower's obligations under the Contract, other than Inventory that consists of, or is to be incorporated into, or is used for the sale or manufacture of,
(i) Products that are destined for shipment to any countries in which Ex-Im Bank is prohibited from doing business, (ii) Products that are purchased for any military purpose, or (iii) Products that are destined for shipment to countries designated in Ex-Im Bank's Country Limitation Schedule as countries in which Ex-Im Bank cover is not available for commercial reasons.


                                  "ERISA" means the Employment Retirement
Income Security Act of 1974, as amended, and the regulations thereunder.

                                  "Ex-Im Bank" means Export-Import Bank of the
United States.

                                  "Ex-Im Committed Line" means Fifteen Million
Dollars ($15,000,000).

                                  "Ex-Im Guarantee" means that certain Working
Capital Guarantee Agreement No. APO67616XX issued by Ex-Im Bank with respect to Borrower, including the Transaction Attachment and Special Conditions attached thereto, as amended from time to time, the terms of which are incorporated by reference into this Agreement.

                                  "GAAP" means generally accepted accounting
principles as in effect from time to time.

                                  "Heller Loan Documents" means the $10,000,000
Promissory Note dated October 28, 1994 (the "Note") executed by Borrower in favor of Heller Financial, Inc. ("HFI") and the related Security Agreement dated as of October 28, 1994 between the Company and HFI, as amended from time to time and the instruments and documents executed in connection with such Note and Security Agreement.

                                  "Indebtedness" means (a) all indebtedness for
borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and
(d) all Contingent Obligations.

                                  "Insolvency Proceeding" means any proceeding
commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                                  "Inventory" means Borrower's raw materials,
work in process and finished goods.

                                  "Investment" means any beneficial ownership
of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                                  "IRC" means the Internal Revenue Code of
1986, as amended, and the regulations thereunder.

                                  "Lien" means any mortgage, lien, deed of
trust, security interest or other encumbrance.

                                  "Loan Documents" means, collectively, this
Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

                                  "Material Adverse Effect" means a material
adverse effect on (i) the business operations or condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents,
(iii) the validity or enforceability of the Loan Documents, or (iv) the rights and remedies of Bank under the Loan Documents.

                                  "Maturity Date" means August 28, 1996.

                                  "Negotiable Collateral" means all of
Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

                                  "Obligations" means all debt, principal,
interest, Bank Expenses and other amounts owed to the Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising (including all interest accruing after the commencement of an Insolvency Proceeding), and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

                                  "Periodic Payments" means all installments or
similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

                                  "Permitted Indebtedness" means:

                                  (a)        Indebtedness of Borrower in favor
of Bank arising under this Agreement or any other Loan Document;

                                  (b)        Subordinated Debt;

                                  (c)        Capital leases or indebtedness
incurred solely to purchase equipment, which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition;

                                  (d)        Indebtedness to trade creditors
incurred in the ordinary course of business; and

                                  (e)        Indebtedness incurred under the
CoastFed Loan Documents and the Heller Loan Documents, and or extensions, renewals and refinancings of such Indebtedness, provided that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase;

                                  (f)        guarantees of any obligations of
the Borrower's Subsidiaries and of the Borrower's joint venture in Malaysia;

                                  (g)        obligations pursuant to the
Borrower's bylaws or in indemnification agreements, to indemnify officers, directors and employees of the Borrower; and

                                  (h)        other Indebtedness for borrowed
money not in excess of $500,000 in any fiscal year.

                                  "Permitted Investment" means: (a)(i)
marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one
(1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank; and (b) Investments in the Borrower's Subsidiaries and existing joint venturers to fund the normal operating expenses in the ordinary course of business of such Subsidiaries and joint ventures in an amount not to exceed $500,000 in any fiscal year.

                                  "Permitted Liens" means the following:

                                  (a)        Any Liens arising under this
Agreement or the other Loan Documents;

                                  (b)        Liens for taxes, fees, assessments
or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

                                  (c)        Liens upon or in any equipment
acquired by Borrower or any of its Subsidiaries after the date hereof to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or existing on such equipment at the time of acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

                                  (d)        Liens under the CoastFed Loan
Documents and Heller Loan Documents;

                                  (e)        Liens incurred in connection with
the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above and (i) below, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

                                  (f)        Liens of materialmen, mechanics,
warehousemen, carriers, or employees or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings;

                                  (g)        Any judgment, attachment or
similar lien, unless the judgment it secures is not fully covered by insurance and has not been discharged or execution thereof effectively stayed and bonded against pending appeal with 30 days of the entry thereof;

                                  (h)        Easements, rights of way,
servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto; and

                                  (i)        Liens on assets of corporations
which become subsidiaries of the Borrower after the date hereof, provided that such Liens existed at the time the respective corporations became subsidiaries of the Borrower and were not created in anticipation thereof.

                                  "Person" means any individual, sole
proprietorship, limited liability company, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                                  "Prime Rate" means the variable rate of
interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                                  "Products" means digital microwave
equipment.

                                  "Responsible Officer" means each of the Chief
Executive Officer, Chief Financial Officer and Corporate Controller of
Borrower.

                                  "Revolving Facility" means the facility under
which Borrower may request Bank to issue cash advances, as specified in Section
2.1 hereof.

                                  "Subordinated Debt" means any debt incurred
by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank.

                                  "Subsidiary" means any corporation or
partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

                                  "Tangible Net Worth" means at any date as of
which the amount thereof shall be determined, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (c) obligations owed to Borrower by Affiliates, and (d) all reserves not already deducted from assets, and (ii) Total Liabilities.

                                  "Total Liabilities" means at any date as of
which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

                       1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

           2.          LOAN AND TERMS OF PAYMENT

                       2.1 Revolving Advances. Subject to the terms and conditions of this Agreement, Bank agrees to make revolving advances ("Advances") to Borrower in an amount not to exceed the lesser of the Ex-Im Committed Line or the Borrowing Base. For purposes of this Agreement "Borrowing Base" shall mean an amount equal to the sum of (i) Ninety Percent (90%) of the Eligible Foreign Accounts and (ii) Seventy Percent (70%) of Eligible Foreign Inventory. The value of Eligible Foreign Inventory for the purpose of calculating the Borrowing Base shall be the lesser of the cost or the wholesale fair market value of that inventory.

           To evidence the Advances, Borrower shall execute and deliver to Bank on the date hereof a promissory note (the "Note") in substantially the form attached hereto as Exhibit B.

           Borrower may request an Advance at any time from the date hereof until the Availability Date. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 11:00 a.m. California time, on the Business Day that the Advance is to be made.
Each such notification shall be promptly confirmed by a Borrowing Certificate in substantially the form of Schedule 2.1 hereto. In addition to the procedure set forth in the preceding sentence, Bank is authorized to make Advances under this Agreement, based upon written instructions received from a Responsible Officer or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank will credit the amount of Advances made under this Section 2.1 to such deposit account held by Bank as Bank elects. Amounts borrowed pursuant to this Section
2.1 may be repaid and re-borrowed at any time through the Availability Date so long as no Event of Default has occurred and is continuing, and may be repaid at any time without penalty or premium during the term of this Agreement.

                       2.2 Overadvances. If, at any time or for any reason, the amount of Obligations pursuant to this Agreement owed by Borrower to Bank pursuant to Section 2.1 of this Agreement is greater than the lesser of
(i) the Borrowing Base or (ii) the Ex-Im Committed Line, at the option of Bank,
(i) Borrower shall immediately pay to Bank, in cash, the amount of such excess, or (ii) Borrower shall furnish additional collateral to Bank in form and amount satisfactory to Bank and Ex-Im Bank.

                       2.3        Interest Rates, Payments, and Calculations.

                                  (a)        Interest Rate.  Except as
specified to the contrary in any Loan Document, the Obligations under this Agreement shall bear interest, on the average Daily Balance, at a rate equal to One and One Half Percentage Point (1.5%) above the Prime Rate.

                                  (b)        Default Rate.  All Obligations
shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to three (3) percentage points above the rate that applied immediately prior to the occurrence of the Event of Default.

                                  (c)        Payments.  Interest hereunder
shall be due and payable on the last Business Day of each calendar month during the term hereof. Bank shall, at its option, upon notice to Borrower, charge such interest, all Bank Expenses, and all Periodic Payments against Borrower's deposit account or against the Ex-Im Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                                  (d)        Computation.  In the event the
Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased contemporaneously with such change by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                       2.4 Crediting Payments. The receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Bank or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 11:00 a.m. California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.

                       2.5        Fees.  Borrower shall pay to Bank the
following fees:

                                  (a)        Financial Examination and
Appraisal Fees. Bank's reasonable fees and reasonable out-of-pocket expenses for Bank's initial audit of Borrower's Accounts and Inventory, and for each subsequent appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents;

                                  (b)        Facility and Collateral Management
Fee. A facility fee equal to Thirty Thousand Dollars ($30,000) and a collateral management fee equal to Five Thousand Dollars ($5,000), which fees shall be due and fully earned upon Bank's receipt of the Ex-Im Guarantee;

                                  (c)        Ex-Im Fee.  A fee to Ex-Im Bank
equal to Two Hundred Twenty Five Thousand Dollars ($225,000), which fee shall be due upon Bank's demand or, if no demand is made, then on February 28, 1995; and

                                  (d)        Bank Expenses.  On the Closing
Date, Bank Expenses incurred through the Closing Date and, after the Closing Date, all Bank Expenses as they become due.

                       2.6 Increased Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                                  (a)        subjects Bank to any tax with
respect to payments of principal or interest or any other amounts payable ' hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof); or

                                  (b)        imposes, modifies or deems
applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                                  (c)        imposes upon Bank any other
condition with respect to their performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank within thirty (30) days following demand the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement in the amount and setting forth Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

                       2.7 Term. This Agreement shall become effective upon acceptance by Bank and shall continue in full force and effect for a term ending on the Maturity Date, on which date all Obligations shall become immediately due and payable. Notwithstanding the foregoing, Bank shall have the right, upon notice, to terminate this Agreement immediately during the existence of an Event of Default and Borrower shall have the right, upon notice, to terminate this Agreement immediately upon payment in full of its Obligations then outstanding hereunder. Notwithstanding any termination of this Agreement, all of Bank's security interest in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full, and no termination shall impair any right or remedy of Bank, nor shall any such termination relieve Borrower of any Obligation to Bank until all of the Obligations have been paid and performed in full.

                       2.8 Use of Proceeds. Borrower will use the proceeds of Advances only for the purpose of financing the cost of manufacturing or selling the Products for sale outside of the United States. The proceeds shall not be used to finance (i) that part of the cost of any Products that has been charged to foreign labor, materials or services, unless such part is not greater than fifty percent (50%) of the cost of the Products and is incorporated into such Product in the United States or (ii) the manufacture or sale of goods and services destined for military use. Borrower shall not use the proceeds to service any existing or future Indebtedness of Borrower unrelated to the Advances made pursuant to this Agreement.

           3.          CONDITIONS OF LOANS

                       3.1 Conditions Precedent to Initial Advance. The obligation of Bank to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                                  (a)        this Agreement and the Note, each
duly executed by Borrower;

                                  (b)        a certificate of the secretary of
Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                                  (c)        an opinion of Borrower's counsel;

                                  (d)        the Ex-Im Guarantee;

                                  (e)        Intercreditor Agreements among
Heller Financial, Inc., Bank and Borrower and among CoastFed Business Credit Corporation, Bank and Borrower;

                                  (f)        an audit of the Collateral;

                                  (g)        such other documents, and
completion of such other matters, as Bank may deem reasonably necessary or appropriate.

                       3.2 Conditions Precedent to all Advances. The obligation of Bank to make each Advance, including the initial Advance, is further subject to the following conditions:

                                  (a)        timely receipt by Bank of the
Notice of Borrowing as provided in Section 2.1;

                                  (b)        a copy of the executed firm
written export purchase order and an assignment relating to the requested Advance, the payment terms of which shall be acceptable to Bank;

                                  (c)        a statement and breakdown of costs
demonstrating that Advances are only for documented U.S. costs associated with sales that will generate Eligible Foreign Accounts; and

                                  (d)        the representations and warranties
contained in Section 5 shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Advance.

           The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in subsection (b) of this Section 3.2.

           4.          CREATION OF SECURITY INTEREST

                       4.1 Grant of Security Interest. Borrower hereby assigns and grants to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral (including all rights under the Contract) in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.

                       4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                       4.3 Power of Attorney. Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney, with power to: (a) send requests for verification of Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign the name of Borrower on any of the documents described in Section 4.2; (d) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable. The appointment of Bank as Borrower's attorney-in-fact, and each of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

                       4.4 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books, facilities and activities, and to check, test, inspect, value and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral. Bank shall conduct quarterly accounts receivable audits and physical inspections of the Inventory relating to the Contract at Borrower's expense, the results of which audits shall be satisfactory to Bank. Borrower will cause its officers and employees to give their full cooperation and assistance in connection therewith.

           5.          REPRESENTATIONS AND WARRANTIES

                       Borrower represents, warrants and covenants as follows:

                       5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

                       5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                       5.3 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

                       5.4 Bona Fide Eligible Accounts. The Eligible Foreign Accounts are or will be bona fide existing obligations of Borrower's account debtors, created by the sale or lease of goods, the licensing of rights, or the rendition of services to account debtors in the ordinary course of Borrower's business, and, except as may be provided in the Contract, unconditionally owed to Borrower. The property giving rise to such Eligible Foreign Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

                       5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

                       5.6        Name; Location of Chief Executive Office.
Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

                       5.7 Litigation. Except as set forth in the Schedule hereto, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision is reasonably likely to have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

                       5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                       5.9 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

                       5.10 Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act, and Borrower has complied with all other statutes, laws, ordinances, and government rules and regulations to which it is subject, non-compliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

                       5.11 Environmental Condition. None of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary relating to the release or disposal of hazardous waste or hazardous substances; except in each case where the failure of any of the foregoing to be true and correct could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of the Bank's Lien on the Collateral.

                       5.12 Taxes. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

                       5.13 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except as set forth in the Schedule and except for Permitted Investments.

                       5.14 Government Consents. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted; except in each case where the failure of any of the foregoing to be true and correct could not reasonably be expected to have a Material Adverse Effect.

                       5.15 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

                       5.16 CoastFed Loan Documents. The representations and warranties contained in the CoastFed Loan Documents are true and correct.

                       5.17 Ex-Im Guarantee. The Ex-Im Guarantee remains in full force and effect.

           6.          AFFIRMATIVE COVENANTS

                       Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

                       6.1 Good Standi. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect, provided that Borrower and each of its Subsidiaries shall at all times be permitted to merge with a Subsidiary (as long as Borrower remains the surviving entity) and acquire substantially all the assets of a Subsidiary, and the Borrower shall at all times be permitted to dissolve any inactive or dormant Subsidiaries. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                       6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower has not withdrawn from, and no termination or partial termination has occurred with respect to any deferred compensation plan, and Borrower has not withdrawn from any multi-employer plan under ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

                       6.3        Financial Statements, Reports, Certificates.
Borrower shall maintain a standard system of accounting in accordance with GAAP. Borrower shall deliver to Bank: (a) within five (5) days after filing or sending copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (and, in any case with respect to Form 10-K, within ninety-five (95) days after the end of Borrower's fiscal year and, with respect to Form 10-Q, within fifty (50) days after the end of each fiscal quarter); (b) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; and (c) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time. Borrower shall maintain as Bank's custodian copies of Borrower's sales journals, customer purchase orders and evidence of shipping arrangements in each case with respect to the Contract, and shall deliver copies thereof to Bank at Bank's request. Borrower shall deliver copies of the items described in clause (a), above, to Ex-Im Bank at the same time as Borrower delivers such items to Bank.

           Within twenty (20) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in a form and substance acceptable to Bank, together with aged listings of accounts receivable and accounts payable in each case with respect to the Contract, in form and substance acceptable to Bank.

           Borrower shall deliver to Bank with the reports on Form 10-K and 10-Q a Compliance Certificate signed by a Responsible Officer in form and substance acceptable to Bank.

           Bank shall have a right from time to time hereafter to audit Borrower's Accounts and Inventory in each case with respect to the Contract at Borrower's expense, provided that such audits will be conducted no more often than every three (3) months unless an Event of Default has occurred and is continuing.

           Bank may destroy or otherwise dispose of any documents delivered to Bank six (6) months after Bank's receipt thereof, unless Borrower makes written request therefor.

                       6.4 Inventory; Equipment. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims in each case with respect to the Contract, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000). Borrower shall keep accurate records with respect to the Inventory, in accordance with Borrower's usual and customary practices, as they exist at the time of execution and delivery of this Agreement, all of which shall be available to Bank for inspection and copying upon Bank's request. Borrower shall keep all equipment used in Borrower's business in good operating condition. Borrower shall maintain records of such equipment showing date of purchase, identifying numbers, and records of maintenance, and shall deliver the same from time to time to Bank upon Bank's request. Bank shall have the right from time to time during Borrower's usual business hours to inspect such equipment.

                       6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

                       6.6        Insurance.

                                  (a)        Borrower, at its expense, shall
keep the Collateral (other than Accounts) insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's business and ownership of Borrower's property (other than Accounts) in amounts and of a type that are customary to businesses similar to Borrower's.

                                  (b)        All such policies of insurance
shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

                       6.7 Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than Thirty Million Dollars ($30,000,000).

                       6.8 CoastFed Loan Documents. Borrower shall comply in all respects with the provisions of the CoastFed Loan Documents.

                       6.9 Notice in Event of Filing of Action for Debtor's Relief. Borrower shall promptly notify Bank in writing of the occurrence of any of the following: (1) Borrower begins or consents in any manner to any proceeding or arrangement for its liquidation in whole or in part or to any other proceeding or arrangement whereby any of its assets are subject generally to the payment of its liabilities or whereby any receiver, trustee, liquidator or the like is appointed for it or any substantial part of its assets (including without limitation the filing by Borrower of a petition for appointment as a debtor-in-possession under Title 11 of the U.S. Code); (2) Borrower fails to obtain the dismissal or stay on appeal within thirty (30) calendar days of the commencement of any proceeding arrangement referred to in
(1) above; (3) Borrower begins any other procedure for the relief of financially distressed or insolvent debtors, or such procedure has been commenced against it, whether voluntarily or involuntarily, and such procedure has not been effectively terminated, dismissed or stayed within thirty (30) calendar days after the commencement thereof, or (4) Borrower begins any procedure for its dissolution, or a procedure therefor has been commenced against it.

                       6.10 Terms of Sale. Borrower shall require payment in United States Dollars for the Products, unless Ex-Im Bank otherwise agrees in writing. All sales financed with the proceeds of any Advances shall be on open account not to exceed net fifty (50) days to Siemens in the Federal Republic of Germany.

                       6.11       Assignment of Letter of Credit Proceeds.

                                  (1)        Borrower shall require that each
letter of credit issued for its benefit with respect to the sale of the Products (the "Letter of Credit") shall provide that one of the required documents for the first payment under the Letter of Credit shall be a copy of an assignment of proceeds executed by Borrower (the beneficiary of the Letter of Credit) in favor of Bank in substantially the same form of Schedule 6.11; such assignment shall be for the full amount of the Letter of Credit, and shall provide that all payments under the Letter of Credit shall be made to the Bank.

                                  (2)        Borrower will take all necessary
and advisable steps to ensure that the Letter of Credit will be delivered to the paying or confirming bank and that said paying or confirming bank shall be authorized to retain the Letter of Credit on behalf of Bank as the assignee of the proceeds thereof.

                                  (3)        In the event that Borrower is
unable to obtain the assignment of the Letter of Credit in accordance with subparagraphs (1) and (2) above, Borrower shall arrange in writing (with a copy to Bank) with the account party under the Letter of Credit for the issuer of such Letter of Credit to include therein a provision to the effect that payment under such Letter of Credit shall be negotiated only at Bank's counters or, alternatively, that payment shall be made only to the Collateral Account.

                       6.12 Assignment of Contact Proceeds. Borrower assigns to Bank, effective upon receipt of each written purchase order for the Products under the Contract, all amounts to be paid to Borrower in connection with such purchase order. Such amounts shall be payable to Borrower's Account.

                       6.13 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

           7.          NEGATIVE COVENANTS

                       Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following, or enter into any agreement to do any of the following:

                       7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than (i) Transfers of Inventory in the ordinary course of business, (ii) Transfers of assets in the ordinary course of business which have become worm out or obsolete or which are promptly being replaced, and (iii) other Transfers of assets (other than Accounts) outside the ordinary course of business in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) in any fiscal year.

                       7.2 Change in Business. Suspend or go out of business, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership. Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

                       7.3 Mergers or Acquisitions. Except as provided in Section 6.1 above, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or a substantial portion of the capital stock or property of another Person.

                       7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                       7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

                       7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or set apart any funds for the payment of dividends (other than dividends payable in shares of Borrower's stock) on any class of shares of Borrower's stock, or apply any of its funds, property or assets for, the purchase, redemption, or other retirement of, or make any other distribution, by reduction of capital or otherwise, in respect of any class of shares of Borrower's stock, or with respect to any other funds or assets.

                       7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

                       7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

                       7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with any applicable subordination agreement or with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

                       7.10 Inventory. Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

                       7.11 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, permit any condition to exist that would entitle any Person to obtain a decree adjudicating that any Plan under ERISA must be terminated, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

                       7.12 CoastFed and Heller Loan Documents. Violate or otherwise fail to comply with any provision of the CoastFed Loan Documents or the Heller Loan Documents.

                       7.13 Ex-Im Guarantee. Take any action, or permit any action to be taken, that causes or, with the passage of time, could reasonably be expected to cause, the Ex-Im Guarantee to cease to be in full force and effect.

           8.          EVENTS OF DEFAULT

                       Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

                       8.1 Payment Default. If Borrower fails to pay when due and payable, or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such accounts), fees and charges due Bank, taxes, reimbursement of Bank Expenses, or otherwise);

                       8.2 Covenant Default; Cross Default. If Borrower fails or neglects to perform, keep, or observe any material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the CoastFed Loan Documents, the Heller Loan Documents, or the Loan Documents, or an Event of Default occurs under any of the CoastFed Loan Documents or the Heller Loan Documents; or

                       8.3 Material Adverse Effect. If there occurs an event that has a Material Adverse Effect or a material impairment of the value or priority of Bank's security interest in the Collateral;

                       8.4 Attachment. If all or any portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, (provided that no Advances will be required to be made during any cure period permitted under this section);

                       8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

                       8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Three Hundred Thousand Dollars ($300,000), or which default could have a Material Adverse Effect;

                       8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, the uninsured portion of which is at least Three Hundred Thousand Dollars ($300,000), shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

                       8.8 Misrepresentations. If any material misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

                       8.9 Ex-Im Guarantee. If the Ex-Im Guarantee ceases for any reason to be in full force and effect, or if the Ex-Im Bank declares the Ex-Im Guarantee void or revokes or purports to revoke its obligations under the Ex-Im Guarantee.

           9.          BANK'S RIGHTS AND REMEDIES

                       9.1 Rights and Remedies. Upon the occurrence and continuation of an Event of Default, Bank may, at its election, upon notice (except for an Event of Default specified under section 8.5, as to which no notice shall be required), do any one or more of the following:

                                  (a)        Declare all Obligations, whether
evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                                  (b)        Cease advancing money or extending
credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                                  (c)        Settle or adjust disputes and
claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                                  (d)        Make such payments and do such
acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                                  (e)        Set off and apply to the
Obligations any and all (i) balances and deposits of Borrower held by Bank, or
(ii) indebtedness at anytime owing to or for the credit or the account of Borrower held by Bank;

                                  (f)        Ship, reclaim, recover, store,
finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                                  (g)        Sell the Collateral at either a
public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable;

                                  (h)        Bank may credit bid and purchase
at any public sale; and

                                  (i)        Any deficiency that exists after
disposition of the Collateral as provided above will be paid immediately by Borrower.

                       9.2 Ex-Im Direction. Upon the occurrence of an Event of Default, Ex-Im Bank shall have a right to: (i) direct Bank to exercise the remedies specified in section 9.1 and (ii) request that Bank accelerate the maturity of any other loans to Borrower as to which Bank has a right to accelerate.

                       9.3 Ex-Im Notification. Bank shall have a right immediately to notify Ex-Im Bank in writing if it has knowledge of the occurrence of any of the following events: (1) any failure to pay any amount due under this Agreement or the Note; (2) the Borrowing Base is less than the sum of outstanding Advances hereunder (after giving effect to any prepayments);
(3) any failure to pay when due any amount payable to Bank by the Borrower under any loan(s) extended by Bank to Borrower; (4) the filing of an action for debtor's relief by, against, or on behalf of Borrower, or (5) any threatened or pending material litigation against Borrower, or any material dispute involving Borrower.

           In the event that it sends such a notification to Ex-Im Bank, Bank shall have a right thereafter to send Ex-Im Bank a written report on the status of the events covered by said notification on each Business Day which occurs every thirty (30) calendar days after the date of said notification, until such time as Bank files a claim with Ex-Im Bank or said default or other events have been cured.

           No Advances shall be made by Bank following said notification to Ex-Im Bank, unless Ex-Im Bank gives its written approval thereto.

           If directed to do so by Ex-Im Bank, Bank shall have a right promptly to exercise any rights it may have against Borrower to demand the immediate repayment of all amounts outstanding under the Loan Documents.

                       9.4 Accounts Collection. At any time from the date of this Agreement, Bank may notify any Person owing funds to Borrower in connection with the Contract of Bank's security interest in such funds. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

                       9.5 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in

Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                       9.6 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

                       9.7 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless in writing.

                       9.8 Demand; Protest; Application. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable. Borrower waives any right to direct the application of any amount received by Bank.

           10.         NOTICES

                       Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized, overnight delivery service or by certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

           If to Borrower:                   Digital Microwave Corporation
                                             170 Rose Orchard Way
                                             San Jose, CA 95134
                                             Attn: Chief Financial Officer
                                             FAX: (408) 944-1770

           If to Bank:                       Bank of the West
                                             50 West San Fernando
                                             P.O.  Box 1000, 7-064-2
                                             San Jose, CA 95108
                                             Attn: Daniel W. Corry
                                             FAX: (408) 947-5117

           The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

           11.         CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

           12.         GENERAL PROVISIONS

                       12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

                       12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

                       12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

                       12.4 Severability of Provisions; Headings. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Headings are set forth in this Agreement for convenience only.

                       12.5 Amendments in Writing. This Agreement cannot be changed or terminated orally. Without the prior written consent of Ex-Im Bank, no material amendment of or deviation from the terms of this Agreement or the Note shall be made that would adversely affect the interests of Ex-Im Bank under the Ex-Im Guarantee including without limitation the rescheduling of any payment terms provided for in this Agreement. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement.

                       12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                       12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

                       12.8 Ex-Im Guarantee. The terms of the Ex-Im Guarantee are incorporated into the terms of this Agreement. Borrower acknowledges and accepts that the Ex-Im Guarantee is effective for a 12-month period only and shall expire not later than the Availability Date. Nothing in the Ex-Im Guarantee shall have the effect of obligating, whether expressly or by implication, or otherwise give rise to any real or implied liability on the part of Ex-Im Bank to continue to extend the Ex-Im Guarantee at the end of such 12-month period or to undertake any future guarantee related to Borrower with respect to the Contract.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                         DIGITAL MICROWAVE CORPORATION


                                         By: /s/ CARL A. THOMSEN
                                             ---------------------------------
                                             Title: Vice President - CFO


                                         BANK OF THE WEST


                                         By: /s/ DANIEL W. CORRY
                                             ---------------------------------
                                             Daniel W. Corry
                                             Vice President

                                   EXHIBIT A

           The Collateral shall consist of all right, title and interest of Borrower in and to the following:

           (a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

           (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

           (c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

           (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

           (e) All documents, cash, deposit accounts, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing;

           (f) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing, and

           (g) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

                                   Exhibit B
                           Revolving Promissory Note
                              (Export-Import Line)

$15,000,000                                                 San Jose, California
                                                                  March   , 1995

           FOR VALUE RECEIVED, the undersigned, Digital Microwave Corporation (the "Borrower"), promises to pay to the order of Bank of the West ("Bank"), at such place as the holder hereof may designate, in lawful money of the United States of America, the aggregate unpaid principal amount of all advances ("Advances") made by Bank to Borrower under the terms of this Note, up to a maximum principal amount of Fifteen Million Dollars ($15,000,000). Borrower shall also pay interest on the aggregate unpaid principal amount of such Advances at the rates and in accordance with the terms of the Loan and Security Agreement between Borrower and Bank of even date herewith, as amended from time to time (the "Loan Agreement") on the last Business Day of each month after an Advance has been made. The entire principal amount and all accrued interest shall be due and payable on August 28, 1996, or on such earlier date, as provided for in the Loan Agreement.

           Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Bank from or on behalf of Borrower, and Borrower irrevocably agrees that Bank shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Borrower as Bank may deem advisable. In the absence of a specific determination by Bank with respect thereto, all payments shall be applied in the following order: (a) then due and payable fees and expenses; (b) then due and payable interest payments and mandatory prepayments; and (c) then due and payable principal payments and optional prepayments.

           Bank is hereby authorized by Borrower to endorse on Bank's books and records each Advance made by Bank under this Note and the amount of each payment or prepayment of principal of each such Advance received by Bank; it being understood, however, that failure to make any such endorsement (or any errors in notation) shall not affect the obligations of Borrower with respect to Advances made hereunder, and payments of principal by Borrower shall be credited to Borrower notwithstanding the failure to make a notation (or any errors in notation) thereof on such books and records.

           Borrower promises to pay Bank all reasonable costs and reasonable expenses of collection of this Note and to pay all reasonable attorneys' fees incurred in such collection or in any suit or action to collect this Note or in any appeal thereof. Borrower waives presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment, and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, as well as any applicable statute of limitations. No delay by Bank in exercising any power or right hereunder shall operate as a waiver of any power or right. Time is of the essence as to all obligations hereunder.

           This Note is issued pursuant to the Loan Agreement, which shall govern the rights and obligations of Borrower with respect to all obligations hereunder.

           This Note shall be deemed to be made under, and shall be construed in accordance with and governed by, the laws of the State of California, excluding conflicts of laws principles.

                                         DIGITAL MICROWAVE CORPORATION


                                         By: _________________________________

                                         Title: ______________________________

                                  SCHEDULE 2.1

                             BORROWING CERTIFICATE

           The undersigned hereby certifies as follows:

           I, ____________, am the duly elected and acting _______________ of
Digital Microwave Corporation ("Borrower").

           This certificate is delivered pursuant to Section 2.1 of that certain Loan and Security Agreement (Export-Import Bank) dated as of March ___, 1995 (the "Loan Agreement") by and between Borrower and Bank of the West ("Bank"). The terms used in this Borrowing Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein.

           Borrower is confirming its telephone request made on ___________, 19__ for an Advance as follows:

                    (a) The date on which the Advance is to be made is _______________, 19__.

                    (b)        The amount of the Advance is to be $__________.

           As of the date of the telephone request for and Advance confirmed by this Borrowing Certificate, all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects and Borrower is in compliance with all terms and conditions of the Ex-Im Guarantee; provided, however, that those representations and warranties expressly referring to another date shall be true, accurate and complete in all material respects as of such date.

           IN WITNESS WHEREOF, this Borrowing Certificate is executed by the undersigned as of this ____ day of __________, 199_.

                                         DIGITAL MICROWAVE CORPORATION


                                         By: _________________________________

                                         Title: ______________________________

                                 SCHEDULE 6.11

                                          Request to Pay Proceeds to Third Party

                                    _____________________, 19__
                                    Letter of Credit no. _____________________
                                    Issued by: _______________________________
                                    Advice no. _______________________________


      (Issuing Bank)
__________________________
__________________________
__________________________


Gentlemen:

           We hereby authorize and direct you to pay the proceeds of each Draft drawn us, payable to your order, under and in compliance with the terms and conditions of the above Letter of Credit (herein called the "Credit"), if and when such draft is honored by you, as follows:

           (1)         __________%, not exceeding $__________ or

           (2)         at the rate $__________ per __________; not exceeding
                       $__________ or

           (3)         $__________

           Please pay proceeds to:

                       Name:      Bank of the West (the "Designated Payee")

                                  ________________________
                                  ________________________

                                  Account No. ____________

and pay the balance, if any to us.

           This instrument, and your acceptance thereof is an assignment of the credit, does not give to the Designated Payee any interest therein and does not affect our right or your right to agree to amendments, cancellation, or substitution or direction to make any payment to any third party except through you.

           Please advise Designated Payee you have received this instrument without engagements on your part.

           We are enclosing the original credit advice, including any amendments for retention by you. We request you to note on it our authorization to pay the proceeds to the Designated Payee.

           We also agree to pay you on demand any expenses which may incurred have incurred by you in connection with this instrument.

                                        Very truly yours,

                                        ______________________________________
                                        Name of Beneficiary

                                        ______________________________________
                                        Name of Authorized Signee and Title

                                        ______________________________________
                                        Authorized Signature

                                        The above signature and title conform
                                        with those shown in our files as
                                        authorized to sign for the beneficiary.

                                        ______________________________________
                                        Name of Bank

                                        ______________________________________
                                        Authorized Signature and Title


                                        We accept the above instrument:

                                        Bank of the West

                                        By: __________________________________
                                            Authorized Signature

                                        Date: ________________________________

TO:     BANK OF THE WEST
FROM:   DIGITAL MICROWAVE CORPORATION


                         BORROWING BASE CERTIFICATE
                            AS OF

1.      Export Accounts Receivable Balance                             $_________
        Minus: Ineligible Accounts:
           Amounts over 60 days past due                   $_________
           Credit balances over 90 days                    $_________
           Contra accounts                                 $_________
           Intercompany and Affiliate accounts             $_________
           Disputed accounts                               $_________
           Shipments to countries not covered by
             Ex-Im Bank                                    $_________
           Shipments to be used for military purposes      $_________
           Other
2.      Total Ineligible Accounts                                      $_________
3.      Eligible Export Accounts Receivable (line 1
          minus line 2)                                                $_________
4.      Funds Available vs Export Accounts Receivable
          (90% of line 3)                                              $_________
5.      Contract-related Inventory (Valued at lower
           of cost or market)                                          $_________
        Minus:  Ineligible Inventory:
           Contract-related Inventory not located
             in U.S.                                       $_________
           Other                                           $_________
6.      Total Ineligible Amounts                                       $_________
7.      Eligible Inventory (line 5 minus line 6)                       $_________
8.      Total Firm Written Export Purchase Orders
           and Sales Contracts                                         $_________
9.      Funds available vs. Inventory
           (Enter the lesser of line 8, or 70% of
             line 7)                                                   $_________
10.     Total Funds Available (line 4 plus line 9)                     $_________
11.     Loan Balance Presently Outstanding                             $_________
12.     Reserve Position (line 10 minus line 11)                       $_________

The Borrowing Base Certificate is made to induce Bank of the West to make a loan to the undersigned, pursuant to a Revolving Promissory Note and a Loan and Security Agreement. The undersigned certifies that the foregoing information is true, and that all calculations have been made with the terms and requirements of the Export-Import Working Capital Guaranteee Agreement.

                                         DIGITAL MICROWAVE CORPORATION


                                         By: _________________________________

                                         Title: ______________________________

                                         Date: _______________________________